Exhibit 23.2
Independent Certified Public Accountants Consent

We consent to the use of our report incorporated herein by reference.

Our report dated April 14, 2000 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              /s/ KPMG LLP
Minneapolis, Minnesota
April 27, 2000